CYTEC INDUSTRIES INC. AND SUBSIDIARIES   Exhibit 11(a)

                    Earnings Per Share Computations
       (Millions of Dollars or Shares, except per share amounts)





                                             Three Months Ended
                                             September 30, 1996

                                                            Fully
                                             Primary       Diluted


Net earnings available for common
 stockholders                                  $25.9        $25.9
                                                ____         ____
                                                ____         ____


Weighted average number of shares of
 common stock outstanding
 during the period exclusive of
 the following:                                 46.9         46.9

Common stock equivalents:
   Restricted stock                               .2           .2
   Non qualified stock options                   2.1          2.2

Adjusted weighted average number of
 shares of common stock outstanding
 during the period                              49.2         49.3
                                               _____        _____

                                               _____        _____


Earnings per share                            $  .53        $ .53
                                                ____         ____
                                                ____         ____










See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share.

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